                                                                  EXHIBIT 99(I)

FOR IMMEDIATE RELEASE
                                                      CONTACT:
                                                      John E. Hanley
                                                      Chief Financial
                                                      Officer
                                                      Axsys Technologies, Inc.
                                                      (860) 257-0200
                                                      www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES FOURTH QUARTER RESULTS:
 BOOKINGS UP 38%, SALES UP 15%, RECORD BACKLOG

--------------------------------------------------------------------------------

   ROCKY HILL, CT - FEBRUARY 15, 2001 - Axsys Technologies, Inc. (Nasdaq:
AXYS), a global leader in designing, manufacturing and distributing micro-positioning and precision optical products, today announced its results for the quarter ended December 31, 2000. Additionally, the Company announced a corporate reorganization resulting in three new reporting segments - Automation Systems, Precision Components, and Distributed Products. The new reporting segments reflect a management structure that supports the Company's strategy to focus on the emerging market for automation subsystems and systems used in the manufacture of fiber optic components. The Automation Systems Group includes Axsys Automation Engineering (formerly Automation Engineering, Inc.), the Fiber Automation Division and Axsys' Integrated Systems Division. The Precision Components Group includes the Precision Machined Products, Digital Imaging Systems and Motion Control Divisions. This group will continue to support commercial, aerospace and defense customers while also providing critical components to the Automation Systems Group, giving Axsys a unique vertically integrated capability to produce high precision products cost effectively. AST Bearings, a quality supplier of precision bearings and subassemblies, will operate as the Distributed Products Group.

     Sales in the quarter ended December 31, 2000 amounted to $24.1 million, compared to $20.9 million in the fourth quarter in fiscal 1999. The $3.1 million, or 15 percent increase in sales was attributed to continued strong sales of the Company's digital imaging scanners, motion control components, and precision ball bearings sold to commercial markets.

     Sales of the Company's Precision Components Group totaled $12.7 million in the fourth quarter of 2000, compared to $12.2 million, an increase of 4 percent over the fourth quarter of 1999. Sales of motion control components to electronics capital equipment markets and laser-scanning subsystems to digital imaging markets increased over 1999 due to improved market share and overall market conditions. Sales to aerospace and defense markets were comparable to sales in the fourth quarter of 1999.

     Automation Systems Group sales were $3.4 million in the fourth quarter of 2000, compared to $2.1 million in 1999, an increase of $1.3 million or 57 percent. Sales of special test equipment and laser-based positioning products to electronics capital equipment manufacturers increased due to new programs and stronger market conditions. Fourth quarter sales included quarterly revenues from Axsys Automation Engineering (AAE) of $343 thousand. AAE, formerly Automation Engineering, Inc. was acquired in October 2000 and has been accounted for as a pooling of interests.

     Sales of the Distributed Products Group were $8.0 million in the fourth quarter of 2000, compared to $6.6 million, an increase of $1.4 million or 21 percent.


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


     Net income from continuing operations in the quarter ended December 31, 2000 was $7 thousand, or $0.00 per share compared to a loss of ($9.0 million), or ($1.95) per share in the fourth quarter of 1999. Fourth quarter 2000 S,G&A expenses included non-recurring costs of approximately $460 thousand related to the acquisition of Automation Engineering, Inc., and approximately $220 thousand for initial training and implementation of Lean manufacturing programs and telecommunications infrastructure investments. Results in the fourth quarter of 1999 included an impairment charge of $9.0 million related to the carrying value of assets that serve the data storage market.

     Commenting on the quarter, Stephen W. Bershad, Chairman and Chief Executive Officer stated, "The Company's core business has shown steady improvement over the course of the past year. But even more importantly, the substantial increase in our bookings and backlog during the period validate our recent investment decisions and confirm the market's interest in our precision solutions." Mark Bonney, President and Chief Operating Officer commented, "Our mix of products was quite favorable in the fourth quarter with record sales of precision AutoFocus components and strong sales to electronics capital equipment markets, resulting in an unusually high gross margin of 29.3 percent. We were pleased to break even from continuing operations after absorbing costs to acquire Automation Engineering, Inc. and investing substantially in our automation strategy. Heavy spending in the Automation Systems Group to support our strategy of providing fully automated manufacturing equipment to the fiber optics market will continue for the foreseeable future as we add production capacity, engineering and support services for the growth we expect to see from this market in the future."

     Axsys also reported a loss from discontinued operations of ($462 thousand), or ($0.10) per share in the fourth quarter of 2000 to cover estimated increases in costs to remediate two environmental sites that were previously discontinued.

     For the twelve months ended December 31, 2000, the Company recorded sales of $91.8 million, compared to $85.4 million in 1999. Net loss from continuing operations for the full year was ($4.3 million), or ($0.92) per share, compared to a loss of ($9.2 million), or ($1.95) per share in 1999. Excluding restructuring and one-time charges, Axsys reported a loss from continuing operations of ($735 thousand), or ($0.16) per share for the twelve months ended December 31, 2000, compared to a loss from continuing operations of ($171 thousand), or ($0.04) per share in 1999. Results for the year ended December 31, 2000 include AAE, which reported sales of $1.4 million and break-even profits.

     The Company recorded new orders totaling $28.4 million in the fourth quarter ended December 31, 2000, the fourth consecutive quarter with a significantly positive book:bill ratio. Compared to the fourth quarter of 1999, orders increased by 38%, as orders for precision machined components, motion control products and precision optics remained strong. The significant increase in orders over the year has increased the Company's backlog to a new record level of $64.9 million, up 52 percent from $42.6 million at December 31, 1999.

     Mr. Bonney added, "Our Company's strategy has been to leverage our component capabilities and core competencies in magnetics, precision machining and electronics into subsystems and systems. The automation strategy brings together many elements of our company, such as our precision micro-positioning capabilities and our ability to integrate components into engineered systems, that will serve many demanding markets including fiber optics automation. As we have indicated since launching our initiative in fiber optics automation, investments in this segment will penalize our short-term earnings, however, we expect that positive effects will begin to evolve later


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

this year. Interest in our technology is very high, and we are pursuing a great number of potential business leads which we believe we will close in the coming quarters."

     Axsys' management invites you to listen to a conference call regarding fourth quarter results to be held on Friday, February 16, 2001 at 9:00 a.m. (Eastern Standard Time). The dial in number for listener participation is (888) 833-1394 and the access code is #17730473. A replay of the conference call will begin on Friday, February 16, 2001 at 11:00 a.m. Eastern Standard Time and will be available until the close of business on Friday, February 23, 2001. The replay can be accessed by dialing 1-800-633-8284 (858-812-6440 if outside the United States).

     Axsys Technologies, Inc. is a vertically integrated supplier of precision system solutions for high technology applications, including aerospace guidance and electronic capital equipment, and serves the data storage, semiconductor, and fiber optic components markets. Axsys has created its precision systems capabilities by leveraging its success with unique component capabilities. For more information, contact Axsys Technologies, Inc., at www.axsys.com.

     This news release contains certain forward-looking statements. The Company's business is subject to various risks and uncertainties. As a result, actual future results and developments may be materially different from those expressed or implied in any forward-looking statement. Disclosure regarding factors affecting the Company's future results and developments is contained in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report and Form 10-K for the fiscal year ended December 31, 1999.



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

                            AXSYS TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                       (Unaudited - dollars in thousands)


                                                                          DECEMBER 31,    DECEMBER 31,
                                                                              2000            1999
                                                                          ------------    ------------

                                         ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                $ 14,850      $    385
   Accounts receivable - net                                                  13,937        11,537
   Inventories - net                                                          25,435        25,866
   Net assets held for sale                                                       --         7,227
   Other current assets                                                        3,293         2,994
                                                                            --------      --------

     TOTAL CURRENT ASSETS                                                     57,515        48,009

NET PROPERTY, PLANT AND EQUIPMENT                                             12,816        11,949

EXCESS OF COST OVER NET ASSETS ACQUIRED - net                                  3,062         3,883

OTHER ASSETS                                                                     199           309
                                                                            --------      --------

     TOTAL ASSETS                                                           $ 73,592      $ 64,150
                                                                            ========      ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                                         $  7,009      $  6,207
   Accrued expenses and other liabilities                                      8,172         5,282
   Current portion of long-term debt and capital lease obligations               814         5,125
                                                                            --------      --------
     TOTAL CURRENT LIABILITIES                                                15,995        16,614

CAPITAL LEASES, less current portion                                           1,485         1,793

OTHER LONG-TERM LIABILITIES                                                    2,691         2,444

SHAREHOLDERS' EQUITY:

COMMON STOCK, $.01 PAR VALUE: authorized 30,000,000 shares,
   issued 4,792,674 shares at December 31, 2000 and 4,122,767 shares at
   December 31, 1999                                                              47            47

CAPITAL IN EXCESS OF PAR                                                      39,675        39,448

RETAINED EARNINGS                                                             14,965         5,442

TREASURY STOCK, at cost, 108,553 shares at December 31, 2000
   and 152,338 shares at December 31, 1999                                   (1,266)       (1,638)
                                                                            --------      --------

    TOTAL SHAREHOLDERS' EQUITY                                                53,421        43,299
                                                                            --------      --------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 73,592      $ 64,150
                                                                            ========      ========

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


                            AXSYS TECHNOLOGIES, INC.
                      Consolidated Statements of Operations

            (Unaudited, dollars in thousands, except per share data)


                                                          Years Ended December 31,              Quarters Ended December 31,
                                                          ------------------------              ---------------------------
                                                             2000              1999               2000             1999
                                                             ----              ----               ----             ----
NET SALES                                                 $ 91,841          $ 85,418             $ 24,069         $ 20,936
                                                         ---------         ---------            ---------        ---------
Cost of sales                                               72,178            64,413               17,022           16,674
Selling, general and administrative expenses                21,847            17,188                5,884            4,250
Research and development expenses                            3,484             3,350                1,043              701
Restructuring charge                                         1,655                 -                    -                -
Nonrecurring acquisition-related charges                       460                 -                  460                -
Impairment of assets                                             -             8,993                    -            8,993
Amortization of intangible assets                              105               400                    -              100
                                                         ---------         ---------            ---------        ---------
OPERATING (LOSS)                                            (7,888)           (8,926)                (340)          (9,782)
                                                         ---------         ---------            ---------        ---------
Interest (income)/expense, net                                (496)              376                 (192)              32
Special charge                                                   -               784                    -                -
Other income                                                  (324)              (29)                (159)             (32)
                                                         ---------         ---------            ---------        ---------
(LOSS)/INCOME FROM CONTINUING OPERATIONS
   BEFORE TAXES AND DISCONTINUED OPERATIONS                 (7,068)          (10,057)                  11           (9,782)
(Benefit)/provision for income taxes                        (2,764)             (854)                   4             (735)
                                                         ---------         ---------            ---------        ---------
(LOSS)/INCOME FROM CONTINUING OPERATIONS                    (4,304)           (9,203)                   7           (9,047)

Discontinued operations:
   Income/(loss) from operations, net of taxes                 513             2,081                    -              (93)
   Net gain/(loss) on disposal, net of taxes                13,314                 -                 (462)               -
                                                         ---------         ---------            ---------        ---------
INCOME/(LOSS) ON DISCONTINUED OPERATIONS,
   NET OF TAX                                               13,827             2,081                 (462)             (93)

NET INCOME/(LOSS)                                          $ 9,523          $ (7,122)              $ (455)        $ (9,140)
                                                           =======          ========               ======         ========
BASIC EARNINGS (LOSS) PER SHARE:
   (Loss)/income from continuing operations                $ (0.92)          $ (1.95)              $ 0.00          $ (1.95)
   Income/(loss) from discontinued operations                 2.97              0.44                (0.10)           (0.02)
                                                         ---------         ---------            ---------        ---------
                                                            $ 2.05           $ (1.51)             $ (0.10)         $ (1.97)
                                                           =======          ========               ======         ========
Weighted average basic common shares outstanding (1)     4,656,581         4,714,997            4,665,240        4,639,066
                                                         =========         =========            =========        =========
DILUTED EARNINGS/(LOSS) PER SHARE:
   (Loss)/income from continuing operations                $ (0.92)          $ (1.95)              $ 0.00          $ (1.95)
   Income/(loss) from discontinued operations                 2.97              0.44                (0.10)           (0.02)
                                                         ---------         ---------            ---------        ---------
   Total                                                    $ 2.05           $ (1.51)             $ (0.10)         $ (1.97)

Weighted average diluted common shares outstanding (1)   4,656,581         4,714,997            4,833,449        4,639,066
                                                         =========         =========            =========        =========

(1) As per generally accepted accounting principles, the computation of the net loss per share is based on the weighted average basic shares outstanding when there is an operating loss from continuing operations. When net income results from operations, the difference between weighted average basic and diluted shares outstanding is attributed to the conversion of common stock equivalents (stock options).

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